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                                                                    EXHIBIT 99.1

Level 8 Systems Restructures Management and Sells Nonstrategic Assets

Streamlines Operations

CARY, N.C., June 20 -- Level 8 Systems, Inc. (Nasdaq: LVEL), a global provider of high performance eBusiness integration software, today announced the resignation of Paul Rampel as President of the Company as part of a streamlining of operations, which included the recent closure of its California development facility and the sale of its Star/SQL and CTRC software products. Mr. Rampel will continue to serve on the Level 8 Board of Directors. John Broderick, the Company's Chief Financial Officer, will assume the additional role of Chief Operating Officer, responsible for day-to-day operations, reporting to Tony Pizi, the Chief Executive Officer.

"Paul's contribution to the Company over the last eighteen months has been instrumental to the refocusing of the Company on our Cicero(R) product," said Mr. Pizi. "We see the restructuring of our senior management as consistent with our objective to streamline operations and a consequence of right-sizing the Company to concentrate our resources on revenue generating activities in the financial services market."

"Level 8 Systems has a tremendous opportunity with the Cicero(R) product. As a member of the Board of Directors, I look forward to continuing to represent the interests of shareholders and helping the management team secure the results of their hard work," said Mr. Rampel.

The Company also announced the sale of the Star/SQL and CTRC products to Starquest Ventures, Inc., a California corporation and an affiliate of Mr. Rampel, for total consideration of $365,000 and the assumption by Starquest Ventures of certain maintenance liabilities associated with these products. Level 8 had acquired these products in 2000 when it acquired StarQuest Software, Inc. and had determined that they were not strategic to the Company's Cicero focused business plan. As this transaction was with a related party, a fairness opinion was obtained by the Company. The Company has used $150,000 of the proceeds of the sale to pay back borrowings from Mr. Rampel.

About Level 8 Systems

Level 8 Systems, Inc. (Nasdaq: LVEL) is a global provider of high- performance, application integration software that enables organizations to extend the life of their IT investments and maximize the value of multiple business systems. Level 8 technologies, products, and services help industries such as financial services, telecommunications, utilities, travel and hospitality, and retail. For more information about Level 8 visit www.level8.com.

Level 8 Systems and Cicero are registered trademarks of Level 8 Systems, Inc. Level 8 and the Level 8 logo are trademarks of Level 8 Systems, Inc. and/or its affiliates. All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

SOURCE: Level 8 Systems, Inc.